Exhibit 99.01
Eastman Announces Second Quarter 2025 Financial Results

KINGSPORT, Tenn., July 31, 2025 – Eastman Chemical Company (NYSE:EMN) announced its second quarter 2025 financial results.

•Continued commercial excellence by our teams keeping price-cost in specialties stable and defending market share
•Strong results in Additives & Functional Products driven by mix improvement and leverage to stable end markets and solid results in Advanced Materials despite significant challenges in key end markets
•Circular platform continues making progress, with methanolysis plant setting new production records, strong customer engagement with new business pipeline building, and developing capital-efficient options for the second facility
•We continue to navigate the economic impact of the increased level of tariffs and related uncertainty and are adjusting our global supply chain
•Increasing focus on cost reduction and cash generation as challenging global macroenvironment persists

(In millions, except per share amounts; unaudited)	2Q2025	2Q2024
Sales revenue	$2,287	$2,363
Earnings before interest and taxes ("EBIT")	222	337
Adjusted EBIT*	275	353
Earnings per diluted share	1.20	1.94
Adjusted earnings per diluted share*	1.60	2.15
Net cash provided by operating activities	233	367

*For non-core items excluded from adjusted earnings and for adjusted provision for income taxes, segment adjusted EBIT margins, and net debt, reconciliations to reported company and segment earnings and total borrowings for all periods presented in this release, see Tables 3A, 3B, 4A, and 6.

“The second quarter presented significant challenges, and I am proud of the way our team fought to deliver resilient earnings in our specialty businesses,” said Mark Costa, Board Chair and CEO. “As expected, the macroeconomic backdrop showed little signs of seasonal improvements across our end markets. In this context, we worked hard to mitigate tariff impacts on our global business through supply chain and commercial excellence. The second quarter also had an approximately $20 million impact in Chemical Intermediates due to an unplanned outage, compounding what continues to be tougher conditions for commodity markets. The Kingsport methanolysis facility continues to operate well, and we remain on track to produce greater than 2.5 times more recycled content than 2024. Moving forward, we will continue to focus on cash generation with a disciplined approach to managing our cost structure, reducing working capital, and allocating capital.”

Segment Results 2Q 2025 versus 2Q 2024

Advanced Materials – Sales revenue decreased 2 percent due to lower sales volume/mix.

Lower sales volume/mix was due to ongoing weak primary demand in key end markets, including building and construction and automotive OEM production. The lower sales volume/mix was partially offset by growth in specialty plastics.

EBIT decreased primarily due to lower sales volume/mix and higher planned maintenance expense.

Additives & Functional Products – Sales revenue increased 7 percent due to 4 percent higher selling prices, 2 percent higher sales volume/mix, and a favorable foreign currency exchange impact.

Higher selling prices were driven by cost-pass-through contracts. Higher sales volume/mix was primarily due to care chemicals serving stable end markets and heat transfer fluid project fulfillments.

EBIT increased due to higher sales volume/mix and favorable price-cost.

Fibers – Sales revenue decreased 17 percent primarily due to 16 percent lower sales volume/mix.

Lower sales volume/mix was driven by lower acetate tow volume due to customer inventory destocking and industry capacity share adjustments and lower textiles sales into China due to the global trade dispute.

EBIT declined primarily due to lower sales volume/mix.

Chemical Intermediates – Sales revenue decreased 10 percent due to 5 percent lower sales volume/mix partially due to an unplanned outage and 5 percent lower selling prices due to unfavorable commodity market fundamentals.

EBIT decreased due to lower spreads, an unplanned outage including less volume to sell, and increased planned maintenance costs. The total impact of the unplanned outage reduced EBIT by approximately $20 million. Spreads declined due to a combination of lower prices and higher raw material and energy costs.

Cash Flow

In second-quarter 2025, cash provided by operating activities was $233 million compared to $367 million in second-quarter 2024. The company returned $145 million to stockholders through dividends and share repurchases. See Table 5. Priorities for uses of available cash include capital expenditures, payment of the quarterly dividend, net debt reduction, and share repurchases.

2025 Outlook

Commenting on the outlook for full-year 2025, Costa said: “As we have entered the second half of the year, we are encountering a global macroeconomic environment that remains challenging. Customer caution is intensifying due to a changing tariff landscape and weak underlying demand. With this, we are taking decisive actions to control costs, manage working capital, and drive our circular economy platform forward in a disciplined manner. Considering the wide range of potential outcomes due to increased tariff levels and related uncertainty, the company is maintaining its approach of providing quarterly adjusted earnings per share guidance. We are expecting a decline in volume due to trade dispute impacts and normal seasonality. In this context, we are increasing our focus on generating cash. We are executing plans to reduce inventory by greater than $200 million below current levels. This reduction of inventory will come with a $75 million to $100 million asset utilization headwind to earnings in the back half of the year, with around $50 million in the third quarter. Partially offsetting these headwinds is an expected increase in Chemical Intermediates earnings after an unplanned outage in the second quarter. We also expect to benefit from the continued ramp-up of our cost-reduction initiatives and increased revenue from our Kingsport methanolysis facility. When putting these factors together, we project third-quarter adjusted earnings per share to be around $1.25. We expect to generate full-year operating cash flow of ~$1 billion as declines in cash earnings will be partially offset by a release of working capital. We are in a solid financial position in an industry that is going on four years of significant challenges. The actions we are taking today are expected to position the company to be a strong relative performer, now and in the coming years.”

The third-quarter 2025 projected adjusted diluted EPS excludes any non-core, unusual, or nonrecurring items. Our financial results forecasts do not include non-core items (such as mark-to-market pension and other postretirement benefit gain or loss, and asset impairments and restructuring charges) or any unusual or non-recurring items because we are unable to predict with reasonable certainty the financial impact of such items. These items are uncertain and depend on various factors, and we are unable to reconcile projected adjusted diluted EPS excluding non-core and any unusual or non-recurring items to reported GAAP diluted EPS without unreasonable efforts.

Forward-Looking Statements

The information in this release and other statements by the company may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Forward-looking statements are all statements, other than statements of historical fact, that may be made by Eastman Chemical Company from time to time. In some cases, you can identify forward-looking statements by terminology such as "anticipates", "believes", "estimates", "expects", "intends", "may", "plans", "projects", "forecasts", "will", "would", "could", and similar expressions, or expressions of the negative of these terms. Forward-looking statements may relate to, among other items: projections and estimates of earnings, revenues, volumes, pricing, margins, cost reductions, expenses, taxes, liquidity, capital expenditures, cash flow, supply and demand, volume, price, cost, margin and sales; growth opportunities; dividends, share repurchases or other financial items, statements of management’s plans, strategies and objectives for future operations, and statements regarding future economic, industry or market conditions or performance. Such projections and estimates are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans.

Forward-looking statements and the assumptions underlying them are subject to a number of risks and uncertainties, and actual performance or results could differ materially from expectations expressed in any forward-looking statements if one or more of the underlying assumptions and/or expectations prove to be inaccurate or is unrealized. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by the federal securities laws.

Other important assumptions and factors that could cause actual results to differ materially from those in the forward-looking statements are detailed in the sections entitled "Risk Factors" and "Management’s Discussion and Analysis of Financial Condition and Results of Operations" in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and as updated in the company’s filings with the Securities and Exchange Commission (the “SEC”), which are accessible on the SEC’s website at www.sec.gov and the company’s website at www.eastman.com.

Financial Measures (Non-GAAP)

In addition to the financial information presented in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release includes the following Non-GAAP financial measures: adjusted EBIT, adjusted EBIT margin, and adjusted earnings per diluted share. We define adjusted EBIT as the GAAP measure EBIT adjusted for non-core, unusual, or non-recurring items. Adjusted earnings per diluted share is defined as the GAAP measure earnings per diluted share adjusted for non-core, unusual, or non-recurring items. Adjusted EBIT margin is defined as adjusted EBIT divided by the GAAP measure sales revenue in the Company's Unaudited Consolidated Statement of Earnings, Comprehensive Income and Retained Earnings for the same periods. Any adjustments described above that are zero for a given period are excluded from the reconciliation tables presented in this release. See the reconciliation tables presented in this release for a detailed reconciliation of Non-GAAP financial measures to the most directly comparable GAAP measure.

We believe that in addition to our results determined in accordance with GAAP, these Non-GAAP financial measures provide useful information to both management and investors in measuring our financial performance and highlight trends in our business that may not otherwise be apparent when relying solely on GAAP measures. These Non-GAAP financial measures provide supplemental information regarding our operating performance that excludes certain gains, losses and non-cash charges that occur relatively infrequently and/or that we consider to be unrelated to our core operations. Non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. Our presentation of Non-GAAP measures should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items. Other companies in our industry may calculate these measures differently, which may limit their usefulness as comparative measures.

Conference Call and Webcast Information

Eastman will host a conference call with industry analysts on August 1, 2025, at 8:00 a.m. ET. To listen to the live webcast of the conference call and view the accompanying slides and prepared remarks, go to investors.eastman.com, Events & Presentations. The slides and prepared remarks to be discussed during the call and webcast will be available at investors.eastman.com at approximately 4:15 p.m. ET on July 31, 2025. To listen via telephone, the dial-in number is +1 (833) 470-1428, passcode: 243966. A web replay, a replay in downloadable MP3 format, and the accompanying slides and prepared remarks will be available at investors.eastman.com, Events & Presentations. A telephone replay will be available continuously beginning at approximately 1:00 p.m. Eastern Time, August 1, 2025, through 11:59 p.m. Eastern Time, August 11, 2025, Toll Free at +1 (866) 813-9403, passcode 957945.

Founded in 1920, Eastman is a global specialty materials company that produces a broad range of products found in items people use every day. With the purpose of enhancing the quality of life in a material way, Eastman works with customers to deliver innovative products and solutions while maintaining a commitment to safety and sustainability. The company’s innovation-driven growth model takes advantage of world-class technology platforms, deep customer engagement, and differentiated application development to grow its leading positions in attractive end markets such as transportation, building and construction, and consumables. As a globally inclusive company, Eastman employs approximately 14,000 people around the world and serves customers in more than 100 countries. The company had 2024 revenue of approximately $9.4 billion and is headquartered in Kingsport, Tennessee, USA. For more information, visit  www.eastman.com.

# # #

Contacts:

Media: Tracy Kilgore Addington
423-224-0498 / tracy@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

FINANCIAL INFORMATION
July 31, 2025

For Eastman Chemical Company Second Quarter 2025 Financial Results Release

Table 1 – Statements of Earnings

	Second Quarter		First Six Months
(Dollars in millions, except per share amounts; unaudited)	2025	2024	2025	2024
Sales	$2,287	$2,363	$4,577	$4,673
Cost of sales	1,781	1,764	3,504	3,542
Gross profit	506	599	1,073	1,131
Selling, general and administrative expenses	157	180	339	371
Research and development expenses	67	60	134	119
Asset impairments, restructuring, and other charges, net	13	—	22	11
Other components of post-employment (benefit) cost, net	(2)	(4)	(3)	(9)
Other (income) charges, net	49	26	57	39
Earnings before interest and taxes	222	337	524	600
Net interest expense	53	50	102	99
Earnings before income taxes	169	287	422	501
Provision for income taxes	29	56	99	105
Net earnings	140	231	323	396
Less: Net earnings attributable to noncontrolling interest	—	1	1	1
Net earnings attributable to Eastman	$140	$230	$322	$395

Basic earnings per share attributable to Eastman	$1.22	$1.96	$2.80	$3.37
Diluted earnings per share attributable to Eastman	$1.20	$1.94	$2.77	$3.33

Shares (in millions) outstanding at end of period	114.8	116.9	114.8	116.9
Shares (in millions) used for earnings per share calculation
Basic	115.0	117.3	115.1	117.4
Diluted	116.2	118.6	116.4	118.5

Table 2A – Segment Sales Information

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Sales by Segment
Advanced Materials	$777	$795	$1,496	$1,543
Additives & Functional Products	769	718	1,502	1,422
Chemical Intermediates	463	515	1,008	1,038
Fibers	274	330	562	661
Total Sales by Segment	2,283	2,358	4,568	4,664
Other	4	5	9	9
Total Eastman Chemical Company	$2,287	$2,363	$4,577	$4,673

First Quarter
(Dollars in millions, unaudited)	2025
Sales by Segment
Advanced Materials	$719
Additives & Functional Products	733
Chemical Intermediates	545
Fibers	288
Total Sales by Segment	2,285
Other	5
Total Eastman Chemical Company	$2,290

Table 2B – Sales Revenue Change

	Second Quarter 2025 Compared to Second Quarter 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(2)%	(2)%	—%	—%
Additives & Functional Products	7%	2%	4%	1%
Chemical Intermediates	(10)%	(5)%	(5)%	—%
Fibers	(17)%	(16)%	(1)%	—%
Total Eastman Chemical Company	(3)%	(3)%	—%	—%
	First Six Months 2025 Compared to First Six Months 2024
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	(3)%	—%	(2)%	(1)%
Additives & Functional Products	6%	2%	4%	—%
Chemical Intermediates	(3)%	(2)%	(1)%	—%
Fibers	(15)%	(14)%	(1)%	—%
Total Eastman Chemical Company	(2)%	(2)%	—%	—%

	Second Quarter 2025 Compared to First Quarter 2025
		Change in Sales Revenue Due To
(Unaudited)	Revenue % Change	Volume / Product Mix Effect	Price Effect	Exchange Rate Effect
Advanced Materials	8%	7%	—%	1%
Additives & Functional Products	5%	3%	1%	1%
Chemical Intermediates	(15)%	(14)%	(2)%	1%
Fibers	(5)%	(4)%	(1)%	—%
Total Eastman Chemical Company	—%	(1)%	—%	1%

Table 2C – Sales by Customer Location

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Sales by Customer Location
United States and Canada	$963	$994	$1,983	$1,963
Europe, Middle East, and Africa	610	650	1,220	1,309
Asia Pacific	583	590	1,122	1,154
Latin America	131	129	252	247
Total Eastman Chemical Company	$2,287	$2,363	$4,577	$4,673

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (1)

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Advanced Materials
Earnings before interest and taxes	$121	$131	$237	$235
Additives & Functional Products
Earnings before interest and taxes	153	123	290	232
Asset impairments, restructuring, and other charges, net(2)	—	—	4	—
Excluding non-core item	153	123	294	232
Chemical Intermediates
Earnings before interest and taxes	(30)	22	(11)	38
Fibers
Earnings before interest and taxes	81	122	169	239
Other
Loss before interest and taxes	(103)	(61)	(161)	(144)
Asset impairments, restructuring, and other charges net (3)	13	—	18	11
Environmental and other costs (4)	40	16	40	16
Excluding non-core items	(50)	(45)	(103)	(117)

Total Eastman Chemical Company
Earnings before interest and taxes	222	337	524	600
Asset impairments, restructuring, and other charges, net	13	—	22	11
Environmental and other costs	40	16	40	16
Total earnings before interest and taxes excluding non-core items	$275	$353	$586	$627

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$222	$337	$524	$600
Asset impairments, restructuring, and other charges, net	13	—	22	11
Other (income) charges, net	40	16	40	16
Total earnings before interest and taxes excluding non-core items	$275	$353	$586	$627
(1)See "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for second quarter 2024 for description of second quarter and first six months 2024 non-core items.
(2)First six months 2025 included severance charges of $1 million and restructuring charges of $3 million related to the closure of a heat-transfer fluids production line at a North America specialty fluids and energy facility in the Additives & Functional Products segment.
(3)Second quarter 2025 and first six months 2025 included severance charges of $10 million related to corporate cost reduction initiatives reported in "Other". Additionally second quarter 2025 and first six months 2025 included profitability improvement initiatives of $3 million and $8 million, respectively.
(4)Second quarter 2025 and first six months 2025 included environmental and other costs from previously divested or non-operational sites and product lines primarily related to increased chemical costs for groundwater treatment and new and extended remediation costs reported in "Other" to be paid out over 30 years.

Table 3A - Segment, Other, and Company
Non-GAAP Earnings (Loss) Before Interest and Taxes Reconciliations (continued) (1)

First Quarter
(Dollars in millions, unaudited)	2025
Advanced Materials
Earnings before interest and taxes	$116
Additives & Functional Products
Earnings before interest and taxes	137
Asset impairments, restructuring, and other charges, net	4
Excluding non-core item	141
Chemical Intermediates
Earnings before interest and taxes	19
Fibers
Earnings before interest and taxes	88
Other
Loss before interest and taxes	(58)
Asset impairments, restructuring, and other charges, net	5
Excluding non-core items	(53)

Total Eastman Chemical Company
Earnings before interest and taxes	302
Asset impairments, restructuring, and other charges, net	9
Total earnings before interest and taxes excluding non-core items	$311

Company Non-GAAP Earnings Before Interest and Taxes Reconciliations by Line Items
Earnings before interest and taxes	$302
Asset impairments, restructuring, and other charges, net	9
Total earnings before interest and taxes excluding non-core items	$311

(1)For the description of first quarter 2025 non-core items, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" of the Quarterly Report on Form 10-Q for first quarter 2025.

Table 3B - Segment Non-GAAP Earnings (Loss) Before Interest and Taxes Margins(1)(2)

	Second Quarter				First Six Months
(Dollars in millions, unaudited)	2025		2024		2025		2024
	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$121	15.6%	$131	16.5%	$237	15.8%	$235	15.2%
Additives & Functional Products	153	19.9%	123	17.1%	294	19.6%	232	16.3%
Chemical Intermediates	(30)	(6.5)%	22	4.3%	(11)	(1.1)%	38	3.7%
Fibers	81	29.6%	122	37.0%	169	30.1%	239	36.2%
Total segment EBIT excluding non-core items	325	14.2%	398	16.9%	689	15.1%	744	16.0%
Other	(50)		(45)		(103)		(117)
Total EBIT excluding non-core items	$275	12.0%	$353	14.9%	$586	12.8%	$627	13.4%

	First Quarter
(Dollars in millions, unaudited)	2025
	Adjusted EBIT	Adjusted EBIT Margin
Advanced Materials	$116	16.1%
Additives & Functional Products	141	19.2%
Chemical Intermediates	19	3.5%
Fibers	88	30.6%
Total segment EBIT excluding non-core items	364	15.9%
Other	(53)
Total EBIT excluding non-core items	$311	13.6%
(1)For identification of excluded non-core items and reconciliations to GAAP EBIT, see Table 3A.
(2)Adjusted EBIT margin is non-GAAP EBIT divided by GAAP sales. See Table 2A for sales.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	Second Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$222	$169	$29	17%	$140	$1.20
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	13	13	5		8	0.08
Environmental and other costs	40	40	9		31	0.26
Interim adjustment to tax provision (2)	—	—	(7)		7	0.06
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$275	$222	$36	16%	$186	$1.60

	Second Quarter 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$337	$287	$56	20%	$230	$1.94
Non-Core Items: (1)
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(13)		13	0.11
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$353	$303	$46	16%	$256	$2.15

(1)See Table 3A for description of second quarter 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for second quarter 2025 and 2024 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations

	First Six Months 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$524	$422	$99	23%	$322	$2.77
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	22	22	6		16	0.14
Environmental and other costs	40	40	9		31	0.26
Interim adjustment to tax provision (2)	—	—	(39)		39	0.34
Non-GAAP (Excluding non-core and unusual items)	$586	$484	$75	16%	$408	$3.51

	First Six Months 2024
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$600	$501	$105	21%	$395	$3.33
Non-Core or Unusual Items: (1)
Asset impairments, restructuring, and other charges, net	11	11	3		8	0.07
Environmental and other costs	16	16	3		13	0.10
Interim adjustment to tax provision (2)	—	—	(30)		30	0.26
Non-GAAP (Excluding non-core and unusual items)	$627	$528	$81	16%	$446	$3.76

(1)See Table 3A for description of first six months 2025 and 2024 non-core items excluded from non-GAAP EBIT. Provision for income taxes for non-core items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first six months 2025 and 2024 is calculated applying the forecasted full year effective tax rate as shown in Table 4B.

Table 4A – Non-GAAP Earnings Before Interest and Taxes, Net Earnings,
and Earnings Per Share Reconciliations (continued)

	First Quarter 2025
	Earnings Before Interest and Taxes	Earnings Before Income Taxes	Provision for Income Taxes	Effective Income Tax Rate	Net Earnings Attributable to Eastman
(Dollars in millions, except per share amounts, unaudited)					After Tax	Per Diluted Share
As reported (GAAP)	$302	$253	$70	28%	$182	$1.57
Non-Core Items: (1)
Asset impairments, restructuring, and other charges, net	9	9	1		8	0.06
Interim adjustment to tax provision (2)	—	—	(32)		32	0.28
Non-GAAP (Excluding non-core items and with adjusted provision for income taxes)	$311	$262	$39	16%	$222	$1.91

(1)See Table 3A for description of first quarter 2024 non-core and unusual items excluded from non-GAAP EBIT. Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(2)The adjusted provision for income taxes for first quarter 2024 was calculated applying the then forecasted full year effective tax rate.

Table 4B - Adjusted Effective Tax Rate Calculation

	First Six Months 2025
	2025	2024
Effective tax rate	23%	21%
Discrete tax items (2)	(1)%	—%
Tax impact of current year non-core and unusual items (3)	4%	1%
Changes in tax contingencies and valuation allowances	(2)%	(1)%
Forecasted full year impact of expected tax events (4)	(8)%	(5)%
Forecasted full year adjusted effective tax rate	16%	16%
(1)Effective tax rate percentages are rounded to the nearest whole percent. The forecasted full year effective tax rates are 15.5 percent in both first six months 2025 and 2024, respectively.
(2)"Discrete tax items" are items that are excluded from the Company's estimated annual effective tax rate and recognized entirely in the quarter in which the item occurs. Discrete tax items for first six months 2025 are related to share based compensation expense and adjustments to certain prior year tax returns.
(3)Provision for income taxes for non-core and unusual items is calculated using the tax rate for the jurisdiction where the gains are taxable and the expenses are deductible.
(4)Expected future tax events may include finalization of tax returns; federal, state, and foreign examinations or the expiration of statutes of limitation; and corporate restructurings.

Table 5 – Statements of Cash Flows

	Second Quarter		First Six Months
(Dollars in millions, unaudited)	2025	2024	2025	2024
Operating activities
Net earnings	$140	$231	$323	$396
Adjustments to reconcile net earnings to net cash used in operating activities:
Depreciation and amortization	127	126	253	253
Benefit from deferred income taxes	(45)	(20)	(48)	(37)
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(91)	(33)	(183)	(138)
(Increase) decrease in inventories	(11)	(138)	(131)	(238)
Increase (decrease) in trade payables	(83)	40	(155)	89
Pension and other postretirement contributions (in excess of) less than expenses	(3)	(10)	(17)	(29)
Variable compensation payments (in excess of) less than expenses	23	58	(86)	(20)
Other items, net	176	113	110	75
Net cash provided by operating activities	233	367	66	351
Investing activities
Additions to properties and equipment	(150)	(115)	(297)	(300)
Government incentives	3	—	14	—
Other items, net	—	(6)	5	—
Net cash used in investing activities	(147)	(121)	(278)	(300)
Financing activities
Net increase in commercial paper and other borrowings	59	—	344	—
Proceeds from borrowings	—	—	246	742
Repayment of borrowings	—	(43)	(550)	(541)
Dividends paid to stockholders	(95)	(95)	(191)	(190)
Treasury stock purchases	(50)	(100)	(50)	(100)
Other items, net	(4)	11	(13)	10
Net cash used in financing activities	(90)	(227)	(214)	(79)
Effect of exchange rate changes on cash and cash equivalents	9	(4)	12	(6)
Net change in cash and cash equivalents	5	15	(414)	(34)
Cash and cash equivalents at beginning of period	418	499	837	548
Cash and cash equivalents at end of period	$423	$514	$423	$514

Table 6 – Total Borrowings to Net Debt Reconciliations

	June 30,	December 31,
(Dollars in millions, unaudited)	2025	2024
Total borrowings	$5,126	$5,017
Less: Cash and cash equivalents	423	837
Net debt (1)	$4,703	$4,180
(1)Includes non-cash increase of $66 million in 2025 and non-cash decrease of $32 million in 2024 resulting from foreign currency exchange rates.